SEPARATION AGREEMENT AND FULL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”), dated as of June 7,
2022, is between Jeff Pedersen (referred to herein as “Employee”) and Angi Inc. (referred to herein as
“Employer”) (referred to collectively throughout as “parties”). The parties have agreed that Employee will separate Employee’s employment from Employer, as provided in this Agreement and, in connection with such separation of employment, Employer has agreed to provide Employee with certain benefits to which Employee would not otherwise be entitled absent Employee’s execution of this Agreement. In consideration of the mutual promises contained in this Agreement, Employee and Employer agree as follows:

1.Separation of Employment. The parties have agreed that Employee’s final day of employment with Employer is July 19, 2022 (the “Separation Date”). Employee will no longer serve as Employer’s Chief Financial Officer and will serve in a consultative capacity effective June 9, 2022. The parties further agree that, except as otherwise provided in this Agreement, all benefits and privileges of Employee terminate as of the close of business on the Separation Date.

2.Payments. In connection with Employee’s separation from employment, Company will pay Employee the gross sum of $500,000.00, and acceleration of Employee’s unvested equity that would vest within the 12 months of the date of Employee’s Separation Date; provided that any equity awards with a vesting schedule less frequent than annual shall be treated as though the vesting occurred in equal annual installments and any portion of any such awards that would have vested within 12 months of the Separation Date shall vest as of the Separation Date (the “Severance Payment”). For clarity, 479,094 RSUs will accelerate from Employee’s July 19, 2021 awards. The Severance Payment will be in the form of the cash severance and acceleration of Angi RSUs provided for in the two preceding sentences, and is expressly conditioned on the Employee having not revoked this Agreement pursuant to Paragraph 16 and having not revoked the Supplemental Release pursuant to Paragraph 6 herein. The Severance Payment shall be less required deductions, including deductions for applicable state and federal taxes. The Severance Payment is provided in exchange for the releases and other promises made by Employee herein as well as for the Supplemental Release to be delivered by Employee pursuant to Paragraph 18 below. The cash portion of the Severance Payment will be in the form of a company check and will be mailed within 30 calendar days following Employee’s execution and delivery of the Supplemental Release, as long as (1) Employee has delivered a signed copy of this Agreement and not revoked this Agreement pursuant to Paragraph 17, and (2) Employee has not revoked the Supplemental Release pursuant to Paragraph 6 therein. Employee acknowledges that Employee is not entitled to the Severance Payment outlined in this Section 2 and that Company has agreed to provide such benefit solely as consideration for Employee’s execution of this Agreement and the Supplemental Release. Employee further acknowledges that the Severance Payment is provided in full satisfaction of any and all obligations to Employee under the terms of the Employment Agreement between Employee and Company dated July 19, 2021 (the “Employment Agreement”).

3.Confidential Information, Non-Competition and Non-Solicitation. Employee agrees that as a result of Employee’s employment relationship with Employer, Employee has acquired access to or knowledge of confidential information and/or trade secrets, and that such information has economic value, either actual or potential, because such information is not generally known or readily ascertainable by proper means by others who can obtain economic value from its disclosure or use. Employee therefore understands and agrees that the Confidential Information, Non-Competition, Non-Solicitation and Proprietary Rights provision that Employee signed as part of Employee’s Employment Agreement shall remain in full force and effect following Employee’s termination of employment with Employer. Employee further agrees that as a result of Employee’s employment relationship with Employer, Employee has acquired access to sensitive customer information that is personal, confidential and may be subject to additional protection under contract, or local, state or federal statutes, rules, or regulations. Employee understands and acknowledges Employee’s obligation to keep such information confidential and agrees that Employee will not use or disclose to third parties any such confidential customer

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information. Employee understands that notwithstanding the foregoing, nothing in this Agreement prohibits Employee from reporting to any governmental authority information concerning possible violations of law or regulation and that Employee may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability provided Employee does so consistent with 18 U.S.C. 1833. This Agreement shall not limit any obligations Employee has under any employee confidentiality agreement, or terms and conditions of employment to which Employee has agreed, or applicable state law.

4.Return of Company Property. Employee acknowledges that prior to the date on which Employee signs this Agreement, Employee has returned all company property in Employee’s possession, including, but not limited to, any company credit card (or credit card on which the company is guarantor), computer, or printer. Employee is entitled to retain her company laptop computer at no cost, once it has been wiped clean and processed by Company’s information security department. Further, Employee agrees to repay to Employer the amount of any permanent or temporary advances and balance owing on any credit cards of any monies due and owing Employer or for which Employer is a guarantor.

5.Confidentiality and Nondisparagement. An essential and material term of this Agreement shall be that Employee shall keep confidential Employee’s understanding of the nature and existence and terms of this Agreement, negotiations leading to its execution, the fact of its execution, and the conveyance of the consideration to Employee, as well as the fact of and substance of negotiations, discussions, correspondence and other related matters that preceded the execution of this Agreement (collectively “Information”) to the extent permitted by law. Except as expressly allowed under law, Employee agrees that Employee will not, directly or indirectly, in any way publish, reveal, disclose, or communicate to any government agency, person, or entity any of the Information, except Employee’s spouse, or Employee’s legal or tax advisors (who shall agree to be bound to Employee’s non-disclosure obligations before Employee communicates Information to them), without first obtaining the express written consent of Employer. If any Information is sought from Employee pursuant to a valid and binding court order, or if Employee or any representative of Employee is subpoenaed or called as a witness at any deposition or trial in any action, regardless of whether Employee and/or Employer are Parties to said action, in which data, correspondence, communications or other documentation relating to the Information is sought, then Employee shall immediately notify Employer or any successor thereto of the time and place of the proceeding to which Employee or Employee’s representative has been called to testify sufficiently in advance, in which case Employee’s subsequent provision of such testimony shall not be considered a material breach of this Agreement.

Employee agrees to make every reasonable effort to maintain and protect the reputation of Employer and its affiliates and that of their businesses, products, directors, officers, employees, and agents. Employee further agrees that Employee will not disparage Employer and its affiliates or their businesses, products, directors, officers, employees, and agents (or persons representing them in their official capacity) or engage in any activities that reasonably could be anticipated to harm their reputation, operations, or relationships with current or prospective customers, suppliers, residents, clients or employees.

6.Full General Release. In consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee, for
Employee and on behalf of Employee’s heirs, successors, and assigns hereby irrevocably and unconditionally releases, waives and discharges Employer and its parents, subsidiaries or otherwise affiliated corporations, partnerships or business enterprises, and each of their respective past and former officers, partners, members, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns,
(collectively “Released Parties”) from any and all causes of action, claims, charges, demands, losses, damages, wages, compensation, benefits, costs, attorney’s fees and liabilities of any kind, including claims for age discrimination (collectively “Claims”) that Employee may have or claim to have, in any way relating to or arising out of Employee’s employment with Employer through the date of this Agreement, regardless of whether these Claims are known or unknown. This irrevocable and unconditional release includes, but is not limited to, a

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release from any such matters or claims which Employee or anyone else could have raised on Employee’s behalf arising out of or pursuant to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. 12101, et seq.; the Fair Labor Standards Act, 29 U.S.C. '' 201 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. '' 1001, et seq.; New York Human Rights Law, N.Y. Stat., Executive Law, Art. 15, Vol. 14, §§ 290-301, et seq., Equal Pay Law, N.Y. Stat. Vol. 20, Labor Law, Art. 6, § 194-198-a, ,, New York Persons with Disabilities Law, N.Y. Stat., Art. 4-B, Civil Rights Law, Vol. 5, § 47, et seq., New York Equal Rights Law, N.Y. Stat., Vol. 5, Civil Rights, Art. 4, § 40-c –45, et seq., New York Civil Rights Law, N.Y. Stat., Vol. 5, Civil Rights, Art. 7, § 79-e and 79-I, et seq., New York City Human Rights Law,
N.Y.C. Admin. Code § 8, et seq., Section 125 of the N.Y Workers’ Compensation Law, N.Y. Workers’ Comp. Law § 125, New York Minimum Wage Act, N.Y. Lab. Law § 663, United States Constitution, any and all amendments to said statutes, or any other federal, state or local employment law, any state contract or tort law, including, but not limited to, claims for infliction of emotional distress, wrongful termination, breach of the covenant of good faith and fair dealing, promissory estoppel or breach of an express or implied promise, misrepresentation or fraud, retaliation, defamation of character, claims for attorney’s fees, or claims for any rights to future employment and benefits with Employer. Employee further understands that this release extends to all claims that Employee has or may have, based on any theory, whether developed or undeveloped, arising from or related to Employee’s employment or the separation of Employee’s employment with Employer, or any other fact or matter occurring prior to Employee’s execution of this Agreement. The Release provision of this Agreement does not apply, however, to any vested rights Employee may have under the Employer’s 401(k) Plan. It is the intent of the parties that this Full General Release shall fully resolve any and all Claims of any nature whatsoever arising out of Employee’s employment with Employer, now or previously existing which Employee may have against the Released Parties, whether presently known or unknown.

7.No Charges Filed By Employee/Subsequent Proceedings Barred. Employee hereby warrants and represents that Employee has not filed or caused to be filed any charge or claim against any Released Party with any administrative agency, court of law, or other tribunal. Employee agrees not to pursue or bring before any federal, state or other governmental authority or court any claim, complaint, or charge against any of the Released Parties relating to any of the matters released hereby, and Employee further agrees that Employee is not entitled to any remedy or relief if Employee were to pursue any such claim, complaint or charge. Nothing in this Agreement is intended to interfere with Employee’s right to participate in the charge filing or investigative process with the Equal Employment Opportunity Commission or similar local, state, or federal agency. However, Employee covenants and agrees that should any administrative proceeding, charge, lawsuit, or action of any type against Employer be filed by Employee or on his behalf, Employee will not accept any monies therefrom. Employee covenants and agrees that if Employee or Employee’s assigns or successors hereafter commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to the released Claims or in any manner assert against Employer any of the released Claims, Employee will indemnify and hold harmless Employer, and including and in addition to any other damages caused to Employer thereby, the payment of attorneys’ fees incurred by Employer in defending or otherwise responding to said suit or claim. Employee also agrees to indemnify, hold harmless, and defend Employer against any and all past or future claims made, if any, with respect to the released Claims.

In addition, Employee understands and agrees that the provisions of the Arbitration Agreement signed by Employee previously shall remain in full force and effect following Employee’s termination of employment with Employer.

8.Compensation and Benefits. Employee affirms that Employee has been paid and received all wages and other compensation, as defined by either federal or state law, to which Employee has been entitled, including but not limited to any and all compensation, reimbursements, bonuses, commissions, overtime, vacation time, paid time off, leave, deferred compensation, or any other form of remuneration to which Employee has been entitled as a result of Employee’s employment with Employer. Except as provided above, Employee has no claim to any compensation or benefits of any kind or any other benefit plan available to employees of Employer by virtue of their employment with Employer.

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9.Acceptance Period; Right to Rescind and/or Revoke. Employee has been informed that the terms of this Agreement shall be open for acceptance by Employee for a period of at least 21 days after the date set forth above, during which time Employee may consider whether or not to accept this Agreement and seek counsel to advise Employee regarding the same. Employee agrees that changes to this Agreement, whether material or immaterial, will not restart this acceptance period. Employee has the right to revoke this Agreement only insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing Employer of Employee’s intent to revoke this Agreement within seven (7) calendar days following Employee’s execution of it. Employee understands and agrees that this Agreement shall not become effective or enforceable until this 7- day revocation period has expired. Any rescission by Employee must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed to Chief Legal Officer, Angi Inc., 130 East Washington Street, Indianapolis, IN 46204. Employee agrees that if Employee exercises any right of rescission or revocation, Employer may at its option either nullify this Agreement in its entirety or keep it in effect as to all claims not rescinded or revoked in accordance with the rescission or revocation provisions of this Agreement. In the event Employer opts to nullify the entire Agreement, neither Employee nor Employer will have any rights or obligations whatsoever under this Agreement. Any rescission or revocation, however, does not affect Employee’s separation from employment effective as of the date set forth in Section 1.

10.No Admission. This Agreement is not an admission by the Employer that it has taken any improper actions with respect to Employee in violation of any federal, state, or local law or regulation.

11.No Adequate Remedy. Employee agrees that it is impossible to measure in money all of the damages which will accrue to Employer by reason of Employee’s breach of any of Employee’s obligations under this Agreement. Therefore, if Employer shall institute any action or proceeding to enforce the provisions hereof, Employee hereby waives the claim or defense that Employer has an adequate remedy at law, and Employee shall not raise in any such action or proceeding the claim or defense that Employer has an adequate remedy at law.

12.Cooperation of Employee. Employee covenants and agrees to cooperate fully with the Released Parties concerning any business or legal matter about which Employee had knowledge during Employee’s employment with Employer or any Released Party. Employer will reimburse Employee for reasonable expenses associated with travel, meals, lodging, or other out-of-pocket expenses related to or associated with Employee’s cooperation with the Released Parties concerning any business or legal matter about which Employee had knowledge during Employee’s employment with Employer or any Released Party.

13.Report. During Employee’s employment, Employee understood that if Employee was aware of activity within Company that would violate federal and/or state law, that were discriminatory, or may have violated any policy or procedures, Employee had a duty to report such issues. Employee represents that Employee has no knowledge of any existing violations or suspected violations of any state or federal law or any Company policy. In addition, Employee represents that Employee has notified an officer of Company of any violation of Company policies and procedures in which Employee has any reason to suspect may lead to future violations of law. To the extent Company requests further information after Employee’s last day of employment related to this paragraph, Employee agrees to make herself reasonably available with respect to any follow-up inquiries deemed necessary

14.Waiver of Jury Trial. The Parties desire to avoid the uncertainty of and the additional time and expense related to a jury trial of any disputes arising hereunder. The parties further hereby irrevocably waive the right to a trial by jury on any claim arising out of or in any way related to this Agreement. Employee and Company acknowledge and agree that this waiver of a jury trial is knowingly, freely, and voluntarily given, is desired by both of them, and is in the best interests of Employee and Company

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15.Enforceable Contract; No Assignment; Entire Agreement. This Agreement shall be governed by the laws of the State of Colorado. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect. This Agreement is personal to Employee and may not be assigned by Employee. Employee agrees that this Agreement, the Advisory Agreement, and the Arbitration Agreement executed by Employee contain the entire agreement between the parties with respect to the subject matter hereof and there are no promises, undertakings or understandings outside of this Agreement, except as specifically set forth herein and this Agreement supersedes all prior or contemporaneous discussions, negotiations and agreements, whether written or oral. Employee’s rights to payments or benefits from Employer are specified exclusively and completely in this Agreement. Any modification of or addition to this Agreement must be in writing, signed by an officer of Employer and Employee.

16.Older Workers Benefit Protection Act. In compliance with the Older Workers Benefit Protection Act, EMPLOYEE hereby acknowledges that:

a.he fully understands this Agreement;
b.this Agreement specifically applies to any rights or claims Employee may have against Company under the Federal Age Discrimination in Employment Act of 1967, as amended;
c.this Agreement does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Agreement is executed by the parties;
d.the consideration provided for in this Agreement and the provisions of this Paragraph are in addition to that to which Employee is already entitled;
e.Employee has been advised to consult with an attorney prior to signing this Agreement;
f.Employee has been given a period of at least twenty-one (21) days within which to consider whether to sign this Agreement;
g.Employee agrees that changes to the terms of this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period;
h.Employee has voluntarily signed this Agreement; and
i.This Agreement shall be revocable for the seven (7) day period following execution of this Agreement by Employee, provided Employee delivers written notice of such revocation via hand-delivery or mail to Shannon Shaw, Chief Legal Officer, at shannon.shaw@angi.com, within the seven (7) day period. Accordingly, this Agreement shall not become effective or enforceable until the eighth (8th) day after Employee executes this Agreement (“Effective Date”). If Employee signs this Agreement prior to the expiration of the twenty-one (21) day period set forth in subparagraph (f), Employee voluntarily acknowledges and agrees to waive the full amount of time provided within which to consider this Agreement.

17.Supplemental Release. Employee agrees that on the Separation Date, he will execute and deliver the Supplemental Release attached hereto as Exhibit A to the Company. Employee agrees and acknowledges that execution of the Supplemental Release is a material term to this Agreement and that he is not entitled to any portion of the Severance Payment if he does not execute the Supplemental Release

BY SIGNING THIS AGREEMENT, EMPLOYEE HAS WAIVED ALL CLAIMS AGAINST COMPANY (INCLUDING WITHOUT LIMITATION ITS PREDECESSORS, SUCCESSORS, PARENT, SUBSIDIARIES, AND/OR AFFILIATED CORPORATIONS, AND ITS EMPLOYEES OR OTHER AGENTS), INCLUDING ALL CLAIMS FOR LOST WAGES, BENEFITS, COMPENSATORY
DAMAGES, OR PAYMENT OF ATTORNEYS’ FEES. EMPLOYEE CERTIFIES THAT HE IS ENTERING INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY AND AFTER REVIEW OF THIS DOCUMENT IN ITS ENTIRETY.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

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EMPLOYEE:    EMPLOYER:
ANGI INC.
a Delaware corporation

/s/ Jeffrey W. Pedersen
By: /s/ Shannon Shaw
Name:    Jeff Pedersen    Name: Shannon Shaw

Address: 32 Malysana Lane
New Rochell, NY 10805

Title: Chief Legal Officer
Date: 6/8/2022

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Exhibit A
Supplemental Release

GENERAL RELEASE (this “Release”) is made 7/19/2022 by and between Jeff Pedersen (“Employee”), in favor of Angi Inc., a Delaware corporation (the “Company”).

WHEREAS, Employee’s last day of employment with the Company was July 19, 2022; and

WHEREAS, Employee and the Company have agreed to settle in full all claims that Employee, on Employee's own behalf and for Employee's heirs, executors, administrators, successors and assigns, has or may have against the Company or any other Releasees (as defined below).

NOW, THEREFORE, in consideration of: (1) the promises and covenants herein, and (2) the consideration duly exchanged in accordance with the separation agreement executed as of June 8, 2022 by and between Employee and the Company (the “Separation Agreement”), the parties hereto agree as follows:

1.Except for the rights, duties, obligations, promises, covenants, warranties, indemnities, conditions, limitations and exclusions, if any, set forth in this Release and in the Separation Agreement:

(a)Employee, for Employee and on behalf of Employee’s heirs, successors, and assigns hereby irrevocably and unconditionally releases, waives and discharges Employer and its parents, subsidiaries or otherwise affiliated corporations, partnerships or business enterprises, and each of their respective past and former officers, partners, members, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns, (collectively “Released Parties”)from any and all causes of action, claims, charges, demands, losses, damages, wages, compensation, benefits, costs, attorney’s fees and liabilities of any kind, including claims for age discrimination (collectively “Claims”) that
Employee may have or claim to have, in any way relating to or arising out of Employee’s employment with Company through the date of this Agreement, regardless of whether these Claims are known or unknown. This irrevocable and unconditional release includes, but is not limited to, a release from any such matters or claims which Employee or anyone else could have raised on Employee’s behalf arising out of or pursuant to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. 12101, et seq.; the Fair Labor Standards Act, 29 U.S.C. 201 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. 1001, et seq.; New York Human Rights Law, N.Y. Stat., Executive Law, Art. 15, Vol. 14, §§ 290-301, et seq., New York Equal Pay Law, N.Y. Stat. Vol. 20, Labor Law, Art. 6, § 194-198-a, ,, New York Persons with Disabilities Law, N.Y. Stat., Art. 4-B, Civil Rights Law, Vol. 5, § 47, et seq., New York Equal Rights Law, N.Y. Stat., Vol. 5, Civil Rights, Art. 4, § 40-c –45, et seq., New York Civil Rights Law, N.Y. Stat., Vol. 5, Civil Rights, Art. 7, § 79-e and 79-I, et seq., New York City Human Rights Law, N.Y.C. Admin. Code § 8, et seq., Section 125 of the
N.Y Workers’ Compensation Law, N.Y. Workers’ Comp. Law § 125, New York Minimum Wage Act,
N.Y. Lab. Law § 663, the United States Constitution, any and all amendments to said statutes; or any other federal, state or local employment law, any state contract or tort law, including, but not limited to, claims for infliction of emotional distress, wrongful termination, breach of contract (including claims for breach of Employee’s Employment Agreement), breach of the covenant of good faith and fair dealing, promissory estoppel or breach of an express or implied promise, misrepresentation or fraud, retaliation, defamation of character, claims for attorney’s fees, or claims for any rights to future employment and benefits with Company. Employee further understands that this release extends to all claims that Employee has or may have, based on any theory, whether developed or undeveloped, arising from or related to Employee’s employment or the separation of Employee’s employment with Company, or any other fact or matter occurring prior to Employee’s execution of this Agreement. The Release provision of this Agreement does not apply, however, to any vested rights Employee may have under the Company’s 401(k) Plan. It is the intent of the parties that this Full General Release shall fully resolve any and all

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Claims of any nature whatsoever arising out of Employee’s employment with Company, now or previously existing which Employee may have against the Released Parties, whether presently known or unknown.

(a)Employee acknowledges and agrees that by virtue of the foregoing, Employee has waived any relief available to Employee (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Release. Therefore, Employee agrees that Employee will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Release. Notwithstanding anything to the contrary set forth in this Release, Employee does not release, waive or discharge the Company from: (i) any claims to seek to enforce this Release or the Separation Agreement or (ii) any claims for indemnification or contribution under the Company’s organization documents, under any Company insurance policies, or under any federal or state laws with respect to any liability incurred by Employee as a director or officer of the Company.

(b)For the purpose of implementing a full and complete release and discharge of the Releasees, Employee acknowledges that this Release is intended to include in its effect, without limitation, other than specified in the Separation Agreement, all claims or other matters herein that neither party knows or suspects to exist in Employee’s favor at the time of execution hereof, and that this Release contemplates the extinguishment of any and all such claims or other such matters. The Releasees who are not a party to this Release are third party beneficiaries of this Release and are entitled to enforce its provisions.

2.This Release is not intended, and shall not be construed, as an admission that any of the Releasees has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against Employee.

3.In case any provision of this Release shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision(s) so determined to be invalid, illegal or unenforceable shall be reformed so that they are valid, legal and enforceable to the fullest extent permitted by law or, if such reformation is impossible, then this Release shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein; provided that, upon a finding by a court of competent jurisdiction that this Release or any portion thereof is illegal and/or unenforceable, Employee hereby agrees to execute and deliver a release in substantially the same form as this Release, modified to the extent necessary so as to make it legal and enforceable.

4.This Release and all matters or issues related hereto shall be governed by the laws of the Colorado applicable to contracts entered into and performed therein (without reference to its principles of conflicts of laws). Any lawsuit brought by either party in connection with this Agreement shall be brought in the state and federal courts of Colorado. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to personal jurisdiction and/or venue in such courts.

5.This Release and the Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

6.Employee represents and warrants that, in deciding to execute this Releases, Employee has carefully read this Release in its entirety; Employee has had at least twenty-one (21) days to consider its terms and effects and to ask any questions that he may have of anyone, and that Employee has executed this Release voluntarily and with full understanding of its terms and its effects on him, and that no fact, evidence,

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event or transaction currently unknown to you but which may later become known to you will affect in any way or manner the final and unconditional nature of this Release. Employee further acknowledge that (a) the release provided for herein is granted in exchange for the receipt of consideration that exceeds the amount to which Employee would otherwise be entitled to receive upon termination of his employment; (b) the waiver of rights by Employee under this Release is knowing and voluntary; (c) Employee has been advised by the Company in writing to consult with an attorney, tax and/or financial advisor of your choice before signing this Release and that the Company has not provided Employee with any legal, tax or financial advice in connection with the same; (d) Employee has had answered to his satisfaction any questions he have asked with regard to the meaning and significance of any terms or provisions of this Release; and (e) this Release includes a release by Employee of all known and unknown claims. In the event that Employee does not accept this Release as set forth above, the obligation of the Company to provide the payments and benefits in the Separation Agreement shall immediately become null and void. This Agreement shall be revocable for the seven (7) day period following execution of this Agreement by Employee, provided Employee delivers written notice of such revocation via hand-delivery or mail to Shannon Shaw, Chief Legal Officer, at shannon.shaw@angi.com, within the seven (7) day period. Accordingly, this Agreement shall not become effective or enforceable until the eighth (8th) day after Employee executes this Agreement (“Effective Date”). If Employee signs this Agreement prior to the expiration of the twenty-one (21) day period set forth in subparagraph (f), Employee voluntarily acknowledges and agrees to waive the full amount of time provided within which to consider this Agreement. In the event that Employee does not accept this Release as set forth above and/or revokes within the seven day period following execution, the obligation of the Company to provide the payments and benefits as set forth in the Separation Agreement shall immediately become null and void.

/s/ Jeff W. Pedersen
Jeff Pedersen

Date: 7/19/2022

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